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                                                                    EXHIBIT 99.P

                                 CODE OF ETHICS

                                      FOR

                       SUNAMERICA ASSET MANAGEMENT CORP.
                       SUNAMERICA CAPITAL SERVICES, INC.

                                      AND

                              ANCHOR SERIES TRUST
                            SUNAMERICA EQUITY FUNDS
                            SUNAMERICA INCOME FUNDS
                      SUNAMERICA MONEY MARKET FUNDS, INC.
                            SUNAMERICA SERIES TRUST
                     SUNAMERICA STYLE SELECT SERIES, INC.
                  SUNAMERICA STRATEGIC INVESTMENT SERIES, INC.
                              SEASONS SERIES TRUST
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I. PURPOSE

   SunAmerica Asset Management Corp. has a fiduciary duty to Investment Company and investment advisory clients which requires each employee to act solely for the benefit of clients. This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code is to provide regulations and procedures consistent with the Act, and Rule 17j-1 thereunder, designed to give effect to the general prohibitions set forth in Rule 17j-1(a) as follows:

   A. It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in the Rule, by such registered investment company-

   1. To employ any device, scheme or artifice to defraud such registered investment company;

   2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

   3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

   4. To engage in any manipulative practice with respect to such registered investment company.

   Also, each employee has a duty to act in the best interest of the firm. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of our officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear.
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II.  GENERAL PRINCIPLES

   In light of our professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the firm's Code to all employees. Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding employee conduct in those situations in which conflicts are most likely to develop. As a general principle, it is imperative that those who work for or on behalf of an Investment Company, avoid any such situation that might comprise, or call into question, their exercise of fully independent judgement in the interests of shareholders. If you have any doubt as to the propriety of any activity, you should consult the General Counsel.

III.  DEFINITIONS

     A. "Adviser" means SunAmerica Asset Management Corp.

     B. "Investment Company" means a company registered as such under the Act, any series thereof or any component of such series for which the Adviser is an investment adviser.

     C. "Access person" means any trustee, director, officer, general partner or advisory person of the Investment Company or Adviser. (For purposes of this Code, the term "Access Person" shall mean only those trustees/directors, officers, general partners or advisory persons of the Investment Company or Adviser who, with respect to any Investment Company or advisory client, make a recommendation, participate in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Investment Company or advisory client, or who, in connection with their duties, obtain any information concerning such recommendations which are being made to the Investment Company or advisory client.)

     D. "Advisory person" means (i) any employee of the Investment Company or Adviser or any company in a control relationship to such Investment Company or the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship, or deemed by the Review Officer to be in a control relationship, to the Investment Company or Adviser who
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   obtains information concerning the recommendations made to an Investment
   Company with regard to the purchase or sale of a security.

     E. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     F. "Beneficial ownership" shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, their term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     G. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     H. "Disinterested director or trustee" means a director or trustee of an Investment Company who is not an "interested person" of an Investment Company within the meaning of Section 2(a)(19) of the Act.

     I. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

     J. "Review Officer" means the officer of the Adviser designated from time-to-time by the Adviser to receive and review reports of purchases and sales by Access Persons.

     K. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the United States Government, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit and commercial paper.

     L. "Security held or to be acquired" by a registered Investment Company means any security as defined in Rule 17j-1(e) under the Act which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its Adviser for purchase by such company.

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     M.  "Personal securities transaction" means (i) transactions for your own account, including IRA's, or (ii) transactions for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

     IV. INCORPORATION OF INVESTMENT SUB-ADVISERS' CODES OF ETHICS

         Those provisions of an Investment Sub-Adviser's Code of Ethics applicable to persons who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of a security, or whose functions relate to the making of any recommendation with respect to such purchase or sale by registered investment companies managed by such Investment Sub-Adviser are hereby incorporated herein by reference as additional provisions of this Code of Ethics (to the extent such provisions are in addition to or more restrictive than the provision set forth in this Code) applicable to those officers, trustees, directors and advisory personnel of the Adviser or Investment Company who have direct responsibility of investments of the Investment Company, except that approval or disclosure required thereunder shall be obtained from or made to the officer designated in Section IX. A violation of an Investment Sub-Adviser's Code of Ethics shall constitute a violation of this Code.

     V.  EXEMPTED TRANSACTIONS

     A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

     B. Purchases or sales of securities which are not eligible for purchase or sale by the Investment Company (e.g., SunAmerica Inc.);

     C. Purchases or sales which are non-volitional on the part of either the Access Person or the Investment Company. Non-volitional transactions include gifts to you over which you have no control of the timing or transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.);

     D.  Purchases which are part of an automatic dividend reinvestment plan;

     E.  Purchases effected upon the exercise of rights issued by an issuer pro
                                                                           ---
         rata to all holders of a class of its securities, to the extent such
         ----
         rights were acquired from such issuer, and sales of such rights so acquired;

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     F. Purchases or sales approved by a majority vote of those trustees or directors having no interest in the transaction upon a showing of good cause. Good cause will be deemed to exist where unexpected hardship occasions the need for additional funds. A change in investment objectives will not be deemed "good cause;" and

     G. Purchases or sales which receive the prior approval of the Review Officer because they are only remotely potentially harmful to the Investment Company because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Investment Company.

     H. The Review Officer can grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include: the size and holding period of the employee's position in the security, the market capitalization of the issuer, the liquidity of the security, the reason for the employee's requested transaction, the amount and timing of client trading in the same or a related security, and other relevant factors.

      Any employee wishing an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to be exceptions, and repetitive exemptive applications by an employee will not be well received.

VI.  RESTRICTIONS AND PROCEDURES ON PERSONAL SECURITIES
     TRANSACTIONS

   A. Prohibited Purchases and Sales - Except as otherwise provided in Section V
      ------------------------------
      hereof:

      1. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

         (a)  is being considered for purchase or sale by an Investment Company;
              or

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         (b)  is being purchased or sold by an Investment Company./1/

         2. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an Investment Company) any information regarding securities transactions by an Investment Company or consideration by an Investment Company or the Adviser of any such securities transaction.

         3. No Access Person shall recommend any securities transaction by an Investment Company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities or such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

         B. Initial Public Offerings: No Access Person shall acquire any
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            securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of an Investment Company.

         C. Private Placements: No Advisory Person shall acquire any securities
            ------------------
            in a private placement without the prior approval of the Review Person. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for an Investment Company and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Investment Company. Advisory Persons who have been authorized to acquire securities in a private placement should
             --------------------

     /1/ The Adviser, and any and all Access Persons or Advisory Persons thereof, shall not be deemed to have actual knowledge, for purposes hereof, of securities transactions effected for any company, series thereof, or component of such series, for which the Adviser is the investment adviser, but for which the portfolio management is performed by an entity which is not an affiliate of SunAmerica Inc.

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   disclose such private placement investment if he or she plays a material role in an Investment Company's subsequent investment decision regarding the same issuer. In the foregoing circumstances, the Investment Company's decision to purchase securities of the issuer shall be subject to an independent review by Advisory Persons with no personal interest in such issuer.

     D. Blackout Periods:  No Access Person shall execute a securities
        -----------------
        transaction, other than an exempted transaction, on a day during which any Investment Company in the complex has a pending "buy" or "sell" order in that same security and no Access Person shall execute such securities transaction until one trading day after such Investment Company order is executed or withdrawn. In addition, no portfolio manager shall purchase or sell a security within at least seven calendar days before and after an Investment Company that he or she manages trades in that security.

     E. Short-Term Trading Profits:  Subject to the other provisions of this
        --------------------------
        Code, while there is no prohibition on short-term trading profits, the Review Officer will monitor quarterly reports and address abuses of short-term trading profits on a case-by-case basis.

     F. Gifts:  No Access Person shall receive any gift or other thing of more
        ------
        than de minimis value ($100) from any person or entity that does business with or on behalf of the Investment Company.

     G. Service as a Director:  No Access Person shall serve on the boards of
        ----------------------
        directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Investment Company and its shareholders. See "Other Conflicts of Interest - Outside Activities."

     H. Other Conflicts of Interest:  Employees should also be aware that areas
        ----------------------------
        other than personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

    1. "Inside Information" - Specific reference is made to the firm's policy of the use of "inside information" which applies to personal securities transactions as well as to client transactions.

    2. "Use of Information" - Information acquired in connection with employment by the organization may not be used in any way which might be contrary to or in competition with the interests of clients.
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   Employees are reminded that certain clients have specifically required their relationship with us to be treated confidentially.

      3. "Disclosure of Information" - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

      4. "Outside Activities" - All outside relationships such as directorships or trusteeships of any kind or membership in investment organizations (e.g., an investment club) should be discussed with the President and/or General Counsel prior to the acceptance of such position.

           As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede our freedom to act in the best interests of clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

VII.  DISINTERESTED DIRECTORS OR TRUSTEES

   A director or trustee of an Investment Company who is not an officer of such Investment Company or an officer, employee or director of the Adviser need only report a transaction in a security if the director or trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director or trustee of the Investment Company, should have known that, during the 15-day period immediately preceding the date of the transaction by the director or trustee, the security was under active consideration by the Investment Company.

VIII. COMPLIANCE PROCEDURES

     A. Preclearance:   All Advisory Persons are to "preclear" personal
        -------------
   securities investments prior to execution through the firm's Head Trader, or such other person as is designated from time-to-time by the Review Officer. This includes bonds, stocks (including closed-end funds), convertibles, preferreds, options on securities, warrants, rights, etc. for domestic and foreign securities whether publicly traded or privately placed. In addition, any portfolio manager wishing to effect a personal securities transaction which might be viewed as contrary to a position held in any portfolio for which he or she serves as portfolio manager must preclear such transaction with the firm's Review Officer, in addition to the normal preclearance procedure. The only

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   exceptions to this requirement are automatic dividend reinvestment plan acquisitions, financial futures and options on futures, automatic employee stock purchase plan acquisitions, transactions in open-end mutual funds, U.S. Government securities, commercial paper, or exempted transactions. Please note, however, that most of these transactions must be reported even though they do not have to be precleared. The Review Officer may require other persons to preclear personal securities transactions as he or she may deem necessary and appropriate for compliance with this Code. See the Section "IX" for reporting obligations.

     B. Records of Securities Transactions:   All Advisory Persons are to direct
        -----------------------------------
        their brokers to supply to a designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

     C. Post-Trade Monitoring: The Review Officer shall review all personal
        ----------------------
        securities transactions by Access Persons to ensure that no conflict exists with Investment Company trades.

     D. Disclosure of Personal Holdings:   Access Persons are required to
        --------------------------------
        disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

     E. Certification of Compliance With Code of Ethics:   All Access Persons
        ------------------------------------------------
        are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Further, Access Persons are required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

     F. Review by the Board of Directors or Trustees:   Management will prepare
        ---------------------------------------------
        a report to the Board of Directors or Trustees (1) quarterly that identifies any violations requiring significant remedial action during the past quarter; and (2) annually that a) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, and b) identifies any recommended changes in existing restrictions or procedures based upon the Investment Company's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

        The Board of Directors or Trustees will review the operations of this policy and make recommendations if necessary, as stated in Section "X" at least once a year.

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IX.  REPORTING

   The Securities and Exchange Commission requires that a record of all personal securities transactions be kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with these rules, it is necessary to have every Access Person file a quarterly report (on the form attached hereto as Exhibit 1) within 10 calendar days after the end of each calendar quarter/2/. Quarterly Report forms will be distributed to all employees on the last business day of each quarter. Completed forms should be sent to the Review Officer. The forms and transactions in all personal accounts will be reviewed each quarter on a confidential basis.

   The quarterly report must include the required information for all personal securities transactions as defined above, except transactions in open-end mutual funds, U.S. Government securities or commodities. Except as noted above, exempted transactions must also be reported and the nature of the transaction clearly specified in the report.

   Quarterly reports must be filed by all Access Persons even if there were no reportable transactions during the quarter. (Write "none" and return with your signature.)

   The report required by this section shall state: (i) the title and amount of the security involved; (ii) the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (iii) the price at which the transaction was effected; and (iv) the name of the broker, dealer or bank with or through whom the transaction was effected. A copy of the broker's confirmation may be submitted in lieu of the required report.

   The report may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the Security to which the report relates.


X. AUDIT BY REVIEW OFFICER

   Adherence to the Code is considered a basic condition of employment with our organization. The Review Officer will monitor compliance with the Code and review such violations of the Code as may occur and determine what action or sanctions are appropriate in the event of a violation. The Review Officer will report, periodically

--------------------------

   /2/ Advisory Persons who are required to provide copies of confirmations and periodic statements pursuant to Section VIII.B hereof are only required to certify in such report that no other transactions were executed during the quarter.

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   and upon request, to the Boards of Directors or Trustees of the various
   Investment Companies for which the Adviser serves as investment adviser.

   Again, we emphasize the importance of Advisory Persons obtaining prior clearance of all personal securities transactions, filing the quarterly reports promptly and avoiding other situations which might involve even the appearance of a conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the Review Officer.


XI.  SANCTIONS

   Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors or Trustees of the Investment Company with respect to whose securities the violation occurred.


XII.  ADDITIONAL DISCLOSURE

   General disclosure concerning Access Persons engaging in personal securities transactions, restrictions and procedures as well as a statement from the Investment Company addressing any conflicts of interest that might arise has been incorporated into Investment Company's Statement of Additional Information ("SAI").


XIII. EFFECTIVE DATE

   This Code was adopted at a meeting of the Boards of Directors/Trustees of the Investment Companies. This Code shall become effective on February 26, 1997 and remain in effect until amended or replaced by the Boards of Directors/Trustees by subsequent action.

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